CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

XcelMobility Inc.
Nevada

We are in agreement with the disclosure in this Form 8-K of XcelMobility Inc. concerning non-reliance on our report previously issued related to the consolidated financial statements of XcelMobility Inc. for the year ended December 31, 2011.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP
Rochester, New York
June 21, 2013